CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our reports dated February 27, 2025, with respect to the consolidated financial statements and internal control over financial reporting in the Annual Report of PureCycle Technologies, Inc. and subsidiaries on Form 10-K for the year ended December 31, 2024. We consent to the incorporation by reference of said reports in the Registration Statements of PureCycle Technologies, Inc. on Forms S-3 (File No. 333-264580, File No. 333-264581, File No. 333-251034, File No. 333-257423, File No. 333-284634, and File No. 333-283364) and on Form S-8 (File No. 333-257472).

/s/ GRANT THORNTON LLP

Southfield, Michigan

February 27, 2025